April 30, 1998


The Equitable Life Assurance
 Society of the United States
1290 Avenue of the Americas
New York, New York  10104


      This opinion is furnished in connection with the Registration Statement on Form S-6, File No. 333-17641 ("Registration Statement") of Separate Account FP ("Separate Account FP") of The Equitable Life Assurance Society of the United States ("Equitable") covering an indefinite number of units of interest in Separate Account FP under Survivorship 2000 (policy form no. 92-500), flexible premium joint survivorship variable life insurance policies ("Policies"). Net premiums received under the Policies may be allocated to Separate Account FP as described in the Prospectuses included in the Registration Statement.

      I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the prospectuses. In my opinion:

      1. The Illustrations of Cash Surrender Values Based on Historical Investment Results in the Summary to the Prospectus and the Illustrations of Policy Benefits in Part 4 of the Prospectuses (the "Illustrations") are consistent with the provisions of the Policies. The assumptions upon which these Illustrations are based, including the current cost of insurance and expense charges, are stated in the Summary and in Part 4 of the Prospectuses and are reasonable. The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of Policies for joint insureds who are non-smoker standard risk males age 55 and non-smoker standard risk females age 50, than to prospective joint insureds who have different underwriting characteristics. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

      I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Accounting and Actuarial Experts" in the Prospectuses.


                                               Very truly yours,




                                               /s/ Barbara Fraser
                                              -------------------------------
                                                   Barbara Fraser,
                                                   F.S.A., M.A.A.A.
                                                   Vice President
                                                   The Equitable Life Assurance
                                                   Society of the United States

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